PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
March 5, 2012	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES PROMOTION
OF BYRON BOSTON TO PRESIDENT AND APPOINTMENT TO THE BOARD

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) announced today the promotion of Byron L. Boston to President and his appointment to the Board of Directors effective March 1, 2012. Mr. Boston will retain his Chief Investment Officer duties. Mr. Boston brings over 28 years of experience in the financial services industry, including four years at Dynex as Executive Vice President, Chief Investment Officer.
“Byron's promotion to President is well deserved and validates his vision and dedication since joining Dynex in 2008 as Chief Investment Officer. Byron's proven track record as a successful leader across many different organizations and his skills in building Dynex's current investment team can now be levered over the entire company. As we continue to grow, Byron's dual role as President and CIO will provide valuable leadership which will better serve our shareholders,” commented Mr. Thomas B. Akin, Chairman and Chief Executive Officer.
Mr. Boston has extensive experience in investing in and managing fixed income securities. Between 1981 and 1997 Mr. Boston worked as a banker and mortgage-backed securities trader with Chemical Bank, Credit Suisse First Boston and Lehman Brothers. From 1997 to 2003, Mr. Boston headed the Mortgaged Portfolio Management Group at Freddie Mac where he helped build their initial investment portfolio. Mr. Boston served as Executive Vice President at Sunset Financial Resources, a publicly traded mortgage REIT, from 2004 to 2006. Subsequent to Sunset Financial Mr. Boston was an independent consultant to the senior management of Redwood Trust. Mr. Boston joined Dynex Capital, Inc. in 2008 and currently resides in Virginia. Mr. Boston holds an A.B. in Economics and Government from Dartmouth College and an M.B.A. in Finance and Accounting from the Graduate School of Business, University of Chicago.
Dynex Capital, Inc. is an internally managed mortgage real estate investment trust, or mortgage REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency MBS, non-Agency MBS, and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated or purchased by the Company during the 1990s.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

# # #